FOR IMMEDIATE RELEASE
August 26, 2026
Standard Nuclear Reports Second Quarter and Year-to-Date 2026 Results
Total Contract Backlog Grows Six-Fold Since March 31 to $576.9 Million as Qualified Pipeline Converts to Long-Term Contracts

•Generated $4.7 million of revenue in the second quarter, an approximately eight-fold increase from $0.6 million in the prior-year period
•Delivered 50 kgU of TRISO fuel in the second quarter and the balance of the reactor core subsequent to quarter end, completing the first reactor core of commercially produced TRISO fuel supplied by an independent U.S. manufacturer
•Total Contract Backlog* of $241.5 million at June 30, 2026, up from $91.3 million at March 31, 2026, with Funded Backlog increasing to $61.9 million from $8.2 million
•Subsequent to quarter end, executed a fuel supply agreement for a firm commitment of one MTU of HALEU TRISO fuel, plus a customer option for up to seven additional MTU. Funded Backlog increased approximately 93% to $119.3 million and Total Contract Backlog to $576.9 million.
•Construction substantially completed at the new Tennessee ("SN-TN") and new Idaho ("SN-ID") production facilities, with start-up, commissioning and authorization activities underway and authorization to operate targeted for the fourth quarter of 2026
•Subsequent to quarter end, completed initial public offering on the New York Stock Exchange, adding approximately $137.7 million of net proceeds and ending the period with a debt-free balance sheet of approximately $239.9 million of cash on a pro forma basis
•Selected by the U.S. Department of Energy (the "Department" or "DOE") for advanced contract negotiations under the Surplus Plutonium Utilization Program
*See Key Operating Metric definitions below

Oak Ridge, TN — Standard Nuclear, Inc. (NYSE: STDN) (“Standard Nuclear” or the “Company”), a reactor-agnostic producer of TRISO nuclear fuel, today reported financial results for the three and six months ended June 30, 2026. This release represents the Company’s first quarterly earnings report as a public company following the completion of its initial public offering on July 17, 2026.

"Advanced nuclear energy deployment is accelerating following a series of successful reactor startups this summer, but growth will rely on industrial-scale fuel supply," said Kurt Terrani, President and Chief Executive Officer of Standard Nuclear. "Standard Nuclear is currently the only independent U.S. company producing TRISO fuel at scale for commercial customers across diverse applications. In the second quarter we made our first commercial delivery and we completed our first reactor core shortly after quarter end. We are also expanding capacity as construction at our new Tennessee and Idaho facilities is substantially complete. And a newly signed fuel supply agreement has effectively doubled our Funded Backlog."

Key Operating Metrics

Total Contract Backlog represents the sum of Funded Backlog, Purchase Options under Executed Contracts and Unfunded Backlog. Because it includes unexercised customer options and non-binding arrangements, Total Contract Backlog is not a measure of contracted revenue and should not be relied upon as an indicator of future results.

Funded Backlog represents contracted fuel sales under binding commitments or agreements with firm delivery obligations, providing direct visibility into near-term revenue. Funded Backlog is presented net of revenue recognized and is reduced as the Company performs and delivers under its contracts.

Purchase Options under Executed Contracts represents contractually granted but unexercised customer options. Exercise is at the sole discretion of the customer, and these amounts are not reflected in the Company’s financial statements until exercised.

Unfunded Backlog represents the dollar value of intended fuel sales under memoranda of understanding, non-binding framework agreements or non-binding term sheets, and letters of intent. Certain Unfunded Backlog is associated with Fuel Development Agreements that include nominal deposits to reserve production queue position.

Qualified Pipeline represents vetted potential sales opportunities not yet subject to executed agreements. These represent non-binding indications of interest and remain subject to negotiation of commercial terms and other conditions. Qualified Pipeline is not included in Total Contract Backlog.

Backlog is difficult to determine accurately, companies in the Company's industry may define it differently, and in the event of a cancellation or scope adjustment the Company typically has no contractual right to the revenues reflected. Backlog at any point in time may not accurately represent expected revenue and should not be relied upon as a stand-alone indicator of future results.

Converting pipeline into contracted demand

The following table summarizes Total Contract Backlog and Qualified Pipeline:

($ in millions)	March 31, 2026	June 30, 2026	August 26, 2026

Funded Backlog	$8.2	$61.9	$119.3
Purchase Options under Executed Contracts	0.0	156.5	443.5
Unfunded Backlog	$	23.1	14.1
Total Contract Backlog	$91.3	$241.5	$576.9
Qualified Pipeline	573.0	986.3	696.3
Total Contract Backlog and Qualified Pipeline	$664.3	$1,227.8	$1,273.2

Total Contract Backlog grew to $241.5 million at June 30, 2026 from $91.3 million at March 31, 2026, and to $576.9 million giving effect to the August 2026 fuel supply agreement. Over the same period, Funded Backlog grew from $8.2 million to $61.9 million and, giving effect to the August 2026 fuel supply agreement, to $119.3 million.

Unfunded Backlog declined from $$ million at March 31, 2026 to $23.1 million at June 30, 2026 as non-binding arrangements were executed as binding commitments, and to $14.1 million giving effect to the August 2026 fuel supply agreement.

Growth in the second quarter and subsequent to quarter end reflects the conversion of previously disclosed Qualified Pipeline opportunities and non-binding arrangements into executed contracts. The Company continues to pursue a Qualified Pipeline of prospective fuel orders under negotiation, directly, and through its joint venture with Framatome.

Separately, the Company's Qualified Pipeline of prospective fuel orders in active discussion was approximately $696.3 million as of August 26, 2026, compared to approximately $986.3 million as of June 30, 2026. The decrease reflects the conversion of pipeline opportunities into executed contracts rather than a reduction in prospective demand. Total Contract Backlog and Qualified Pipeline together represent approximately $1.3 billion against the Company’s estimated serviceable addressable market of $3.2 billion through 2030.

First commercial reactor core completed

During the second quarter, Standard Nuclear made its first commercial delivery of TRISO fuel, delivering 50 kgU to Radiant Industries for its Kaleidos microreactor. The fuel is now at the Department's Demonstration of Microreactor Experiments ("DOME") facility at Idaho National Laboratory. The Company delivered the remainder after quarter end, completing delivery of a full core load of TRISO fuel for Radiant's Kaleidos microreactor, which is a transportable high-temperature gas-cooled microreactor fueled by HALEU TRISO in prismatic graphite blocks. This is the first complete reactor core of commercially produced TRISO fuel supplied by an independent U.S. manufacturer. Radiant has stated that the Department awarded it exclusive access to the DOME test bed for a full year following a competitive selection process, where the core will support a full-power, full-temperature demonstration. Radiant has also stated that the campaign uses the same reactor design and the same fuel specification intended for its customer deployments, meaning the fuel delivered in the second quarter was produced to the Company’s commercial production specification rather than to a test-article specification.

Tennessee and Idaho facilities

Construction is substantially complete at SN-TN in Oak Ridge, Tennessee and SN-ID in Idaho, two identical facilities, each starting at up to one MTU per year and designed to scale to 2.5 MTU each, for a combined capacity of up to five MTU per year. The Department has approved the Preliminary Documented Safety Analysis for both facilities. Manufacturing module commissioning and remaining authorization activities are underway, including preparation of the Documented Safety Analysis for each site and a subsequent readiness review. Once fully authorized, both facilities are intended to operate as Hazard Category 2 nuclear facilities.

The Company’s operating SN-0 facility in Oak Ridge continues to produce TRISO fuel with capacity of up to 0.5 MTU annually. The Company currently targets authorization to operate at both SN-TN and SN-ID in the fourth quarter of 2026.

The following table summarizes the licensing status of the Company’s production facilities:

Project	Licensor	Licensee	License Pathway	License Status	Target Approval
SN-0	DOE	SN	10CFR830	Operational	—
SN-TN	DOE	SN	10CFR830	In progress	Q4 2026
SN-ID	DOE	SN	10CFR830	In progress	Q4 2026
SN-F	NRC	Framatome	10CFR70 (LAR)	Approved	—

Surplus Plutonium Utilization Program

During the second quarter, Standard Nuclear was selected by the Department for advanced contract negotiations under the Surplus Plutonium Utilization Program. The program makes designated surplus plutonium available to industry for conversion into advanced reactor fuel. Standard Nuclear is the only participant without a proprietary reactor program and expects to fabricate plutonium-based TRISO as an independent supplier to any advanced reactor developer using the material. Selection is for negotiation and does not constitute a contract award.

Framatome joint venture regulatory milestone

In June 2026, the U.S. Nuclear Regulatory Commission approved a license amendment request for Framatome's Richland, Washington fuel manufacturing facility, raising the site's licensed uranium enrichment limit from 6.5 weight percent to just under 10 weight percent of U-235 and authorizing both the conversion of uranium hexafluoride to uranium oxide powder and the fabrication of TRISO fuel particles. The approval clears the regulatory path for the Company's joint venture with Framatome to begin production of TRISO-based fuels at the site in 2027, with initial capacity expected of approximately one MTU of TRISO fuel annually and ability to expand to two MTU, representing capacity incremental to the Company’s wholly-owned production facilities.

Backlog

Total Contract Backlog was $241.5 million as of June 30, 2026, consisting of $61.9 million of Funded Backlog, $156.5 million of Purchase Options under Executed Contracts and $23.1 million of Unfunded Backlog. This compares to Total Contract Backlog of $91.3 million as of March 31, 2026, consisting of $8.2 million of Funded Backlog, no Purchase Options under Executed Contracts and $ million of Unfunded Backlog.

In August 2026, the Company entered into a definitive multi-metric ton fuel supply agreement with Radiant Industries, Inc., converting into definitive form a binding term sheet executed in May 2026, as amended. Because the binding term sheet was executed during the second quarter, the firm commitment and optional amounts were already reflected in Funded Backlog and Purchase Options under Executed Contracts as of June 30, 2026, and execution of the definitive agreement did not increase Total Contract Backlog. Radiant has stated that each Kaleidos unit operates for up to five years before refueling across a twenty-year operating life, so each initial core delivered under a fuel supply agreement is expected to be followed by recurring refueling requirements over the operating life of the unit.

In August 2026, subsequent to quarter end, the Company entered into a fuel supply agreement with Antares Nuclear, Inc. providing for a firm commitment of one MTU of HALEU TRISO fuel and a customer option for up to an additional seven MTU over the next several years. The firm commitment increased Funded Backlog approximately 93% to $119.3 million, and the option increased Purchase Options under Executed Contracts to $443.5 million. Unfunded Backlog decreased to $14.1 million from $23.1 million at June 30, 2026, reflecting the conversion of a previously non-binding arrangement into the executed agreement. Giving effect to the agreement, Total Contract Backlog is $576.9 million.

"What this quarter demonstrates is conversion," said Kevin Harrill, Chief Financial Officer of Standard Nuclear. "Total Contract Backlog grew to $241.5 million at June 30 from $91.3 million at March 31, and to $576.9 million giving effect to the August 2026 fuel supply agreement. Funded Backlog, the portion under binding commitment, grew from $8.2 million to $119.3 million over that period, now predominantly under fuel sales agreements rather than development work. We entered the third quarter with $102.2 million of cash, which had already fully funded construction and commissioning of our Tennessee and Idaho facilities. The July IPO added approximately $137.7 million of net proceeds and was opportunistic. We accessed the public markets from a position of strength, at a moment when demand for a secure domestic nuclear fuel supply chain has never been greater. With roughly $239.9 million of pro forma cash on a debt-free balance sheet and Total Contract Backlog of $576.9 million, we have the flexibility to move faster than our existing plan: adding capacity ahead of demand, deepening our supply chain, and converting backlog into recurring production revenue as we look to bring our facilities online."

Initial Public Offering
On July 15, 2026, the Company priced its initial public offering of 10.0 million shares of Class A common stock at a public offering price of $15.00 per share. The Company's Class A common stock began trading on the New York Stock Exchange under the symbol “STDN” on July 16, 2026, and the offering closed on July 17, 2026, resulting in net proceeds to the Company of approximately $137.7 million, after deducting underwriting discounts, commissions, and offering expenses.

Financial Results

Amounts presented in this section are rounded to the nearest $0.1 million. Individual components may not sum to totals due to rounding.

Comparison of Three Months Ended June 30, 2026 to Three Months Ended June 30, 2025

Revenue increased to $4.7 million for the three months ended June 30, 2026, compared to $0.6 million for the three months ended June 30, 2025. The $4.1 million increase in revenue primarily reflects $3.1 million of product revenue related to deliveries of TRISO under one fuel supply agreement including the Company's first commercial delivery and an increase in work performed under fuel development contracts and research and development projects performed for U.S. government agencies.

Cost of revenue increased to $1.6 million for the three months ended June 30, 2026, compared to $1.2 million for the three months ended June 30, 2025. The increase reflects the scale-up of production operations at SN-0 as the Company qualified processes and manufactured its first commercial core. The $0.4 million increase comprised a number of individually smaller items, the largest of which was an increase in share-based compensation expense.

Gross profit was $3.2 million for the three months ended June 30, 2026, compared to a gross loss of $0.6 million for the three months ended June 30, 2025. This marked the Company’s first quarter of gross profit, reflecting its first commercial product deliveries.

General and administrative costs increased to $5.5 million for the three months ended June 30, 2026, compared to $1.0 million for the three months ended June 30, 2025. The $4.5 million increase was primarily attributable to a $1.6 million increase in share-based compensation expense, a $1.5 million increase in third-party consulting fees related to the Company's transition to a public company, and a $1.4 million increase in payroll and related benefit costs. These increases reflect the build-out of the internal infrastructure required to operate as a public company, including the addition of finance, accounting, legal and compliance capability, incurred in advance of scalable commercial deployment.

Research and development expenses were $2.0 million for the three months ended June 30, 2026, compared to no research and development expenses for the three months ended June 30, 2025. The expenses consist of internal labor and process engineering work to establish and qualify the manufacturing processes required to bring SN-TN and SN-ID into commercial production, including preparation of the facilities' licensing and authorization deliverables required under the Company's Other Transaction Agreement with the Department of Energy. This work supported the Department's approval of the Preliminary Documented Safety Analysis for both facilities and the commencement of Final Documented Safety Analysis preparation at each site, ahead of the Department's readiness review. This investment underpins the Company's replicable facility model, which is designed to bring a standard production facility online in approximately 11 months and expected to reduce the time and cost of each subsequent increment of capacity.

Loss from operations was $4.3 million for the three months ended June 30, 2026, compared to $1.6 million for the three months ended June 30, 2025. The $2.7 million increase reflects $6.5 million of incremental general and administrative costs and research and development expenses, consisting of the public company infrastructure build-out and the process qualification work required to authorize SN-TN and SN-ID, and a $0.4 million increase in cost of revenue, partially offset by a $4.1 million increase in revenue. This spending was incurred ahead of the production revenue the two new facilities are expected to generate upon receipt of an authorization to operate.

Net loss was $3.4 million, or $(0.12) per share, for the three months ended June 30, 2026, compared to $1.6 million, or $(0.06) per share, for the three months ended June 30, 2025, an increase of $1.8 million. The increase reflects a $4.5 million increase in general and administrative costs, $2.0 million of research and development expenses and a $0.4 million increase in cost of revenue, partially offset by a $4.1 million increase in revenue and a $0.9 million favorable change in other income, net. Net loss decreased sequentially to $3.4 million in the second quarter of 2026 from $7.7 million in the first quarter of 2026, primarily reflecting the Company’s first commercial product revenue.

Per share amounts are based on weighted average shares outstanding of 28,001,802 for the three months ended June 30, 2026, which reflect the Company's pre-IPO capital structure. In connection with the initial public offering, all outstanding shares of preferred stock converted into common stock, and the Company issued 10.0 million shares of Class A common stock in the offering. As a result, approximately 154.2 million shares of common stock were outstanding following the offering. Per share amounts for periods presented are therefore not comparable to periods following the offering.

Comparison of Six Months Ended June 30, 2026 to Six Months Ended June 30, 2025

Revenue increased to $5.3 million for the six months ended June 30, 2026, compared to $0.9 million for the six months ended June 30, 2025. The $4.4 million increase in revenue was related to product revenue related to deliveries of TRISO under one fuel supply agreement including the Company's first commercial delivery, as well as increased work on customer fuel development contracts and projects performed for U.S. government agencies.
Cost of revenue increased to $6.6 million for the six months ended June 30, 2026, compared to $2.3 million for the six months ended June 30, 2025. The increase in cost of revenue was driven by growth in the Company's business operations reflecting the scale-up of production operations as the Company qualified processes and manufactured its first commercial core. The $4.3 million increase was primarily attributable to a $2.1 million increase in production supplies and facility-related costs, a $0.7 million increase in payroll and related benefit costs, a $0.9 million increase in share-based compensation expense, and a $0.6 million increase in engineering and related consulting fees.

Gross loss was $1.2 million for the six months ended June 30, 2026, compared to a gross loss of $1.4 million for the six months ended June 30, 2025. Gross loss for the six months ended June 30, 2026 includes first quarter costs for process qualification and production scale-up, without corresponding commercial product deliveries.

General and administrative costs increased to $9.4 million for the six months ended June 30, 2026, compared to $1.6 million for the six months ended June 30, 2025. The $7.8 million increase was primarily attributable to a $2.6 million increase in share-based compensation expense, a $2.6 million increase in third-party consulting fees related to the Company’s transition to a public company, a $2.0 million increase in payroll and related employee benefit costs, and a $0.6 million increase in other costs, including franchise and other taxes, marketing, information technology, travel, investor relations and business development. These increases reflect the build-out of the internal infrastructure required to operate as a public company across the finance, accounting, legal and compliance functions, incurred in advance of scalable commercial deployment.

Research and development expenses were $2.0 million for the six months ended June 30, 2026, compared to no research and development expenses for the six months ended June 30, 2025. The expense reflects investment in establishing and qualifying the manufacturing processes required to bring SN-TN and SN-ID into commercial production, including internal labor incurred in preparing the facility licensing and authorization deliverables required under the Company's Other Transaction Agreement with the Department. This investment underpins the Company's replicable facility model, which is designed to bring a standard production facility online in approximately 11 months.

Loss from operations was $12.5 million for the six months ended June 30, 2026, compared to $3.1 million for the six months ended June 30, 2025. The $9.4 million increase was primarily attributable to a $7.8 million increase in general and administrative costs, $2.0 million of research and development expenses and a $4.3 million increase in cost of revenue, partially offset by a $4.4 million increase in revenue. These costs reflect the scale-up of production operations at SN-0 in support of the Company's first commercial deliveries, the process qualification work required to authorize SN-TN and SN-ID, and the build-out of public company infrastructure, each incurred ahead of the production revenue the Company's new facilities are expected to generate.

Net loss was $11.1 million, or $(0.40) per share, for the six months ended June 30, 2026, compared to $9.9 million, or $(0.35) per share, for the six months ended June 30, 2025, an increase of $1.2 million. The increase in net loss reflects a $9.4 million increase in loss from operations, driven by higher cost of revenue, general and administrative costs, and research and development expenses, substantially offset by an $8.3 million favorable change in other income (expense), net attributable to non-operating charges recognized in the prior-year period that did not recur.

Per share amounts are based on weighted average shares outstanding of 28,000,906 for the six months ended June 30, 2026, which reflect the Company's pre-IPO capital structure and are not comparable to periods following the initial public offering, after which approximately 154.2 million shares of common stock were outstanding.

Conference Call and Webcast

The Company will host a conference call to discuss these results on August 27, 2026 at 8:30 a.m. Eastern Time. The conference call will be webcast live and may be accessed in the Investor Relations section of the Company's website at https://ir.standardnuclear.com. Investors and analysts may also register in advance at https://standard-nuclear-q2-2026-earnings-call.open-exchange.net/registration, and upon registering will receive a confirmation email with instructions for joining. The webcast will be in listen-only format followed by a live Q&A. A webcast replay will be available through Thursday, September 3, 2026.

Investor Presentation

The Company will post an investor presentation providing an overview of its business, technology and strategy to the Investor Relations section of its website at https://ir.standardnuclear.com. The Company intends to use its website as a means of disclosing material information and complying with its disclosure obligations under Regulation FD.

About Standard Nuclear

Standard Nuclear’s mission is to reliably deliver the essential building blocks of nuclear power at scale — enabling cost-effective, safe, and secure energy for the world. Standard Nuclear is focused on the large-scale production of advanced nuclear fuel and radioisotope power systems. It is the nation’s only independent manufacturer of TRISO fuel — a robust, high-performance fuel essential to advanced nuclear reactors for terrestrial, national security, and space applications. Standard Nuclear offers a reactor-agnostic supply of advanced fuels to the next-generation nuclear industry and delivers dependable radioisotope power solutions to the space and defense sectors. Through these efforts, it is helping to eliminate U.S. reliance on geopolitical adversaries for these strategically vital technologies. For more information, visit: https://www.standardnuclear.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which in this context means statements that express Standard Nuclear’s opinions, expectations, objectives, beliefs, plans, intentions, strategies, assumptions, forecasts or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The words “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continue,” “might,” “possible,” “potential,” “predict,” “project,” “goal,” “would,” “commit,” or, in each case, their negative or other variations or comparable terminology, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which Standard Nuclear operates. Such forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties.

As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Standard Nuclear may be materially different from those expressed or implied by these forward-looking statements. The following important risk factors could affect Standard Nuclear’s future results and cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements: risks related to our reliance on the commercialization timelines of advanced reactor developers; risks related to the fact that we are an early stage company with limited operating history; risks relating to our inability to achieve or sustain profitability; our backlog and our qualified pipeline of carefully vetted sales opportunities may not be realized or may not result in profits; risks related to financial and other difficulties experienced by our customers and suppliers that delay our operational plans; risks relating to our dependence on public support for nuclear power and continued demand for it; risks relating to the reduction in demand from data centers and artificial intelligence applications; risks related to cost increases and delivery delays due to our suppliers or customer’s fuel specifications; risk related to negative publicity or adverse media coverage that could damage our reputation and harm our business; risks related to our ability to maintain an effective nuclear-grade quality assurance program; risks related to the lack of a market for alternative low-carbon energy generation technologies which may grow slower than expected; risks related to our ability to manage our growth effectively to execute our business plan; risks related to disruptions or temporary shutdowns at any of our manufacturing facilities; risks relating to competition from existing or new competitors or technologies that could have downward pressure on prices, customer orders, reduced margins or our ability to take advantage of new business opportunities; risks related to the price of non-nuclear energy sources falling; risk related to the cost of electricity generated from nuclear sources not being competitive; risk related to our dependency on our management and key personnel for our success; risk related to the long development cycles of nuclear power generation projects which could impact customer demand for our nuclear fuel; risks related to the uncertainty to our forecasts of our costs estimates which are based on assumption which may not materialize; risks related to our capacity and other estimates not reflecting our actual future performance; risks relating to our customers' ability to obtain HALEU; risks relating to the occurrence of a nuclear safety incident or nuclear accident that may change the course of the overall industry; risks related to the cancellation or delays of significant projects or cost structures and other negative announcements by competitors; risks related to the termination of the OTA due to shifts in governmental policy, priorities or oversight approach under the OTA; risks relating to the transition to NRC oversight from the DOE; risks related to our planned operations of the Richland facility which rely on our joint venture partner Framatome; risks related to the dissolution of our joint venture with Framatome if certain regulatory, operational or commercial milestones are not achieved; risks relating to the governance structure of the joint venture with Framatome which may result in deadlocks that could delay or prevent key decisions; risks related to the timing and size of contract awards and project milestones associated with a limited number of large contracts; risks related to our ability to compete in certain foreign markets; risks related to any allegation of infringement, misappropriation or violation of intellectual property or other proprietary rights of third parties; risk relating to our ability to obtain, maintain, protect or enforce our intellectual property and similar proprietary rights including our trade secrets; risks related to the U.S. government exercising march-in rights which could result in compulsory licensing of certain of our owned or licensed intellectual property; risks relating to our ability to keep pace with rapidly evolving technological developments in AI; risks relating to the direct or indirect impact of severe weather and other effects of climate on us and our customers; risks relating to the impact of any epidemics and other health related issues; risks relating to the actual costs and timelines around the production of advanced fuels and radioisotope power systems using non-uranium feedstocks may materially exceed estimates; risks relating to the occurrence of a cybersecurity incident or disruptions to or involving our information technology systems; risks relating to any change to government policy, laws, or requirements from one administration to another; risks relating to changes in federal, state, and local government policies and priorities; risks related to evolving regulations that may impose additional compliance costs or require design modifications; risks relating to safeguards and security requirements for special nuclear material that impose significant ongoing operational burdens and costs; risks relating to limitations or modifications to indemnification regulations of the United States or foreign countries; risks relating to export/import approvals or international agreements that restrict our business; risks relating to environmental reviews and potential litigation arising out of our operations that could delay projects or increase costs; risk relating to the transportation and disposal of toxic, hazardous and/or radiative materials; risk related to being subject to regulatory enforcement actions, safety culture concerns or quality program deficiencies; risks relating to professional liability, product liability and warranty and other claims; risks relating to changes in federal and state tax laws or interpretation thereof, and expiration of tax incentives and credits; risks relating to compliance with complex and evolving data privacy and cybersecurity laws, rules and regulations; risks relating to our potential legacy liability for Ultra Safe assets; risks relating to a creditor or other party challenging the Ultra Safe asset purchase transaction; risks relating to discovering title defects, liens or restrictions of title to Ultra Safe asset purchases; risks relating to environmental conditions, waste liabilities, or decommissioning obligations associated with the acquired assets; risks relating to most of our management team having limited experience managing a public company; risks relating to needing additional funding to fulfill our business plan; and the other factors set forth in our documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”).

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties of the other documents filed by Standard Nuclear from time to time with the SEC. The forward-looking statements contained in this press release are based on current expectations and beliefs concerning future developments and their potential effects on Standard Nuclear. There can be no assurance that future developments affecting Standard Nuclear will be those that Standard Nuclear has anticipated. Standard Nuclear undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this press release, except as may be required by law.

Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in this news release and in our filings with the SEC, including the Risk Factors in our most recent Registration Statement on Form S-1, in our future Quarterly Reports on Form 10-Q, and in our other filings with the SEC that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release, except as required by law.

Contacts:

Investors Contact:
investors@standardnuclear.com

Media Contact:
StandardNuclear@icrinc.com

###

Standard Nuclear, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Revenue
Product Revenue	$3,100,000	$—	$3,101,741	$—
Service Revenue	1,635,791	552,939	2,227,852	930,865
Total Revenue	4,735,791	552,939	5,329,593	930,865
Cost of Revenue
Cost of Revenue	1,552,797	1,182,689	6,558,803	2,339,637
Total Cost of Revenue	1,552,797	1,182,689	6,558,803	2,339,637
Gross Profit (Loss)	3,182,994	(629,750)	(1,229,210)	(1,408,772)
General and administrative costs	5,520,577	1,007,727	9,352,625	1,642,494
Research and development expenses	1,957,895	—	1,957,895	—
Loss from operations	(4,295,478)	(1,637,477)	(12,539,730)	(3,051,266)
Other expense (income):
Increase in fair value of SAFE Notes	—	—	—	7,725,000
Gain on extinguishment of debt	—	—	—	(853,000)
Interest income	(877,693)	—	(1,406,994)	—
Other expense (income)	—	(9,542)	—	(9,542)
Loss before income tax benefit	(3,417,785)	(1,627,935)	(11,132,736)	(9,913,724)
Income tax benefit	—	—	—	—
Net loss	$(3,417,785)	$(1,627,935)	$(11,132,736)	$(9,913,724)
Weighted average common shares outstanding – basic and diluted	28,001,802	28,000,000	28,000,906	28,000,000
Basic and diluted net loss per share	$(0.12)	$(0.06)	$(0.40)	$(0.35)

Standard Nuclear, Inc.
Unaudited Condensed Consolidated Balance Sheets

	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$102,185,333	$63,101,704
Accounts receivable and contract assets, net	8,128,817	2,291,669
Deferred transaction costs	2,135,079	—
Prepaid and other current assets	646,981	—
Total current assets	$113,096,210	$65,393,373
Property and equipment, net	31,375,038	12,627,624
Investment in Joint Venture	2,481,829	1,130,170
TOTAL ASSETS	$146,953,077	$79,151,167

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$4,567,617	$2,082,547
Accrued and other liabilities	148,148	354,601
Deferred revenue	4,031,783	1,076,531
Total current liabilities	$8,747,548	$3,513,679
Asset retirement obligations	795,254	753,223
TOTAL LIABILITIES	$9,542,802	$4,266,902

Mezzanine equity:
Redeemable preferred stock, 116,141,488 shares authorized, issued and outstanding at June 30, 2026 and 101,948,458 shares authorized, issued and outstanding at December 31, 2025; redemption value $214,999,997 and $144,999,977 at June 30, 2026 and December 31, 2025, respectively (1)	$214,999,997	$144,999,977

Stockholders’ Deficit:
Ordinary shares, $0.00001 par value; 0 shares authorized, issued and outstanding at June 30, 2026 and December 31, 2025	$—	$—
Class A Common Stock, $0.00001 par value; 175,000,000 shares authorized at June 30, 2026 and December 31, 2025; 14,504,000 shares issued and outstanding at June 30, 2026 and December 31, 2025 (1)	145	145
Class B Convertible Common Stock, $0.00001 par value; 35,615,000 shares authorized at June 30, 2026 and December 31, 2025; 13,630,998 shares and 13,496,000 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively (1)	135	135
Additional paid-in capital	5,680,085	2,021,359
Accumulated deficit	(83,270,087)	(72,137,351)
Total Stockholders’ Deficit	$(77,589,722)	$(70,115,712)
Total Liabilities, Mezzanine Equity, and Stockholders’ Deficit	$146,953,077	$79,151,167
(1) All share amounts above have been retrospectively adjusted to reflect the 2-for-1 stock split effected July 6, 2026.

Standard Nuclear, Inc.
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficit

	Class A Common Stock		Class B Common Stock		Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2024	—	$—	—	$—	28,000,000	$280	$279,720	$(56,596,406)	$(56,316,406)
Conversion of Ordinary Shares to Class A and Class B Common Stock	14,504,000	145	13,496,000	135	(28,000,000)	(280)	—	—	—
Net loss	—	—	—	—	—	—	—	(8,285,791)	(8,285,791)
Balances as of March 31, 2025	14,504,000	$145	13,496,000	$135	—	$—	$279,720	$(64,882,197)	$(64,602,197)
Share-based compensation	—	—	—	—	—	—	175,702	—	175,702
Net loss	—	—	—	—	—	—	—	(1,627,935)	(1,627,935)
Balances as of June 30, 2025	14,504,000	$145	13,496,000	$135	—	$—	$455,422	$(66,510,132)	$(66,054,430)

	Class A Common Stock		Class B Common Stock		Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2025	14,504,000	$145	13,496,000	$135	—	$—	$2,021,359	$(72,137,351)	$(70,115,712)
Share-based compensation	—	—	—	—	—	—	1,509,297	—	1,509,297
Net loss	—	—	—	—	—	—	—	(7,714,951)	(7,714,951)
Balances as of March 31, 2026	14,504,000	$145	13,496,000	$135	—	$—	$3,530,656	$(79,852,302)	$(76,321,366)
Share-based compensation	—	—	—	—	—	—	2,148,205	—	2,148,205
Exercise of stock options	—	—	134,998	—	—	—	1,224	—	1,224
Net loss	—	—	—	—	—	—	—	(3,417,785)	(3,417,785)
Balances as of June 30, 2026	14,504,000	$145	13,630,998	$135	—	$—	$5,680,085	$(83,270,087)	$(77,589,722)

Standard Nuclear, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Cash flows from operating activities
Net loss	$(11,132,736)	$(9,913,724)
Adjustments to reconcile net loss to net cash flows from operating activities:
Share-based compensation expense	3,657,502	175,702
Depreciation expense	598,881	58,292
Change in fair value of SAFE Notes liability	—	7,725,000
Gain on extinguishment of SAFE Notes	—	(853,000)
Changes in operating assets and liabilities:
Accounts receivable and contract assets, net	(5,837,148)	(312,810)
Prepaid and other current assets	(646,981)	(31,250)
Accounts payable	(367,886)	298,994
Accrued expenses and other liabilities	(164,420)	66,516
Deferred revenue	2,955,252	27,212
Net cash used in operating activities	$(10,937,536)	$(2,759,068)

Cash flows from investing activities
Purchases of property and equipment	$(17,419,069.00)	$(554,743.00)
Contributions to equity method investment	(425,931)	—
Net cash used in investing activities	$(17,845,000.00)	$(554,743.00)

Cash flows from financing activities
Proceeds from issuance of convertible redeemable preferred shares	$70,000,020	$—
Exercise of stock options	1,224	—
Payment of deferred transaction costs	(2,135,079)
Proceeds from issuance of Series Seed preferred stock, net of issuance costs	—	7,945,686
Net cash provided by financing activities	$67,866,165.00	$7,945,686.00

Net increase in cash and cash equivalents	39,083,629	4,631,875
Cash and cash equivalents at beginning of period	63,101,704	1,619,817
Cash and cash equivalents at end of period	$102,185,333	$6,251,692

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	—	—

Supplemental disclosure of non-cash investing and financing activities:

Conversion of SAFE Notes into Series Seed-1 Preferred stock	$—	$32,500,000
Reclassification of SAFE Notes fair value to mezzanine equity upon conversion	—	32,500,000
Extinguishment of SAFE Notes (reduction of SAFE liability)	—	1,000,000
Reclassification of short-term cash advances to Series Seed preferred stock	—	2,494,833
Investment in joint venture included in accounts payable	925,729	—
Property and equipment purchases included in accounts payable	1,927,226	44,406